Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

VELO3D, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(3)
Fees to Be Paid	Equity	Common Stock, par value $0.00001 per share	457	(o)	-	-	$2,874,999	$0.00015310	$440.17
Total Offering Amounts							$2,874,999	$0.00015310	$440.17
Total Fees Previously Paid							-		-
Total Fee Offsets							-		-
Net Fee Due									$440.17

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes common stock that may be issued upon exercise of a 30-day option granted to the underwriters to cover over-allotments, if any.
(3)	The registrant previously registered securities with a proposed maximum aggregate offering price not to exceed $17,250,000 on a registration statement on Form S-1, as amended (File No. 333-289337), which was declared effective by the Securities and Exchange Commission on August 18, 2025. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $2,874,999 is hereby registered.